EXHIBIT 15.01


To the Board of Directors
Demand Financial International, Ltd.
Toronto, Ontario, CANADA

Consent of Independent Public Accountants

As independent public accountants, we hereby consent to the use of our name and our Accountant's Review Report dated May 10, 2002, regarding our review of the balance sheet of Demand Financial International, Ltd. (a development stage company) as of March 31, 2002 and the related statements of operations and cash flows for the three months ended March 31, 2002 and 2001 and the cumulative amounts from December 31, 1996 (inception) to March 31, 2002 in this Form 10-QSB of Demand Financial International, Inc.

Sincerely,

/s/ Malone & Bailey, PLLC
Malone & Bailey, PLLC
Houston, Texas
www.malone-bailey.com

May 13, 2002